NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, January 31, 2020

LyondellBasell Reports 2019 Earnings

Highlights

•	Net Income: $0.6 billion in the fourth quarter; $3.4 billion in 2019

•	Diluted earnings per share: $1.83 per share in the fourth quarter; $9.58 per share in 2019

•	EBITDA: $1.2 billion in the fourth quarter; $5.7 billion in 2019

•	Record quarterly and annual EBITDA for the Technology segment

•	Cash from operating activities of $1.2 billion in the fourth quarter; $5.0 billion in 2019

•	Returned $5.2 billion to shareholders in the form of dividends and repurchased shares in 2019

Comparisons with the prior quarter, fourth quarter 2018 and year ended 2018 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Sales and other operating revenues	$8,179	$8,722	$8,876	$34,727	$39,004
Net income	612	965	692	3,397	4,690
Diluted earnings per share	1.83	2.85	1.79	9.58	12.01
Weighted average diluted share count	334	337	381	353	389
EBITDA (a)	1,172	1,513	1,212	5,692	6,867
(a) See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of net income to EBITDA.

LyondellBasell Industries (NYSE: LYB) today announced net income for the fourth quarter 2019 of $0.6 billion, or $1.83 per share. Fourth quarter 2019 EBITDA was $1.2 billion. Full year 2019 net income was $3.4 billion, or $9.58 per share, and EBITDA was $5.7 billion. The full year 2019 included $89 million of integration costs that impacted earnings by $0.26 per share that were partially offset by an $85 million non-cash tax settlement that increased earnings by $0.24 per share. Integration activities related to the 2018 acquisition of A. Schulman are on schedule with $130 million in forward annual run-rate synergies as of December 31, 2019.

“During 2019 LyondellBasell continued to exhibit strong cash generation and remained committed to our disciplined capital allocation strategy. Over each of the past six years, we have consistently delivered $5-6 billion in cash from operating activities. We affirmed our commitment to a strong and progressive dividend during 2019 by increasing our quarterly dividend for the eleventh time and returning a total of $5.2 billion in dividends and share repurchases to shareholders. Our businesses benefited from abundant and low-cost natural gas liquid feedstocks throughout the year, and we demonstrated our capability to derive value from M&A through the integration of the A. Schulman acquisition,” said Bob Patel, LyondellBasell CEO.

“During the fourth quarter, margins within most of our businesses were impacted by slow industrial demand and typical seasonality. Low-cost butane supported the highest fourth quarter profitability for our Oxyfuels and Related Products business over the past five years. Refining margins improved on a higher Maya 2-1-1 crack spread and relatively strong prices for naphtha and coke. Our Technology business achieved record licensing revenues, contributing to the most profitable year in company history for the segment.”

“In 2019, we developed opportunities to expand into new markets by leveraging LyondellBasell technologies to strengthen our position in Asia. In June, we announced new polypropylene capacity through our Thailand joint venture, HMC Polymers. In September, we signed a Memorandum of Understanding (MoU) with Liaoning Bora Enterprise Group to build an integrated cracker and expand our footprint in the rapidly growing Chinese market. Recently, we announced our intention to expand our existing partnership with Sinopec to build a second propylene oxide (PO) and styrene monomer (SM) plant in China utilizing our advantaged technology. Our leading technologies are satisfying rising demand for our products in the fastest growing regions of the world,” Patel said.

OUTLOOK

“Our foundations of operational excellence, cost management and disciplined capital allocation continue to serve us well in the current challenging environment. We anticipate typical seasonal improvements for our businesses as we progress through the second and third quarters of 2020. Favorable resolution of trade policies and a rebound in industrial demand could provide significant upside for our industry. With the expected benefits from the IMO 2020 regulations for our Houston Refinery and the completion of our new Hyperzone project, we are well-poised to extend LyondellBasell’s outstanding track record of cash generation,” said Patel.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell manages operations through six operating segments: 1) Olefins and Polyolefins - Americas; 2) Olefins and Polyolefins - Europe, Asia and International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; 5) Refining; and 6) Technology. Results for our Advanced Polymer Solutions segment incorporate the businesses acquired from A. Schulman beginning on August 21, 2018.

Olefins & Polyolefins - Americas (O&P-Americas) - Our O&P-Americas segment produces and markets Olefins & Co-products, polyethylene and polypropylene.

Table 2 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Operating income	$365	$524	$507	$1,777	$2,251
EBITDA	498	653	631	2,302	2,762

Three months ended December 31, 2019 versus three months ended September 30, 2019 - EBITDA decreased $155 million versus the third quarter 2019. Compared with the prior period, olefins results decreased approximately $20 million with a decline in margin partially offset by an increase in volume. Ethylene margin decreased primarily due to higher feedstock costs and a lower propylene price, while volume increased with the completion of planned maintenance. Polyolefin results declined $135 million due to a seasonal decline in margins and volumes. Margins declined mainly in polyethylene with a spread decrease over ethylene of more than $130 per ton.

Three months ended December 31, 2019 versus three months ended December 31, 2018 - EBITDA decreased $133 million versus the fourth quarter 2018. Fourth quarter 2019 results increased by $35 million due to inventory valuation changes relative to the prior period. Olefins results increased more than $60 million versus the fourth quarter 2018. Ethylene margin expanded as lower feedstock costs were partially offset by a lower propylene price. Polyolefin results decreased about $235 million driven by a spread decline in polyethylene and polypropylene of more than $365 per ton and $110 per ton, respectively.

Full year ended December 31, 2019 versus full year ended December 31, 2018 - EBITDA decreased $460 million versus 2018. Full year results increased by $65 million due to inventory valuation changes relative to the prior period. Olefins results increased approximately $255 million versus 2018 with an increase in margin partially offset by a decline in volume. Ethylene margin increased as lower feedstock costs were partially offset by a lower propylene price. Polyolefin results decreased about $765 million driven by a spread decrease in polyethylene over ethylene of more than $260 per ton.

Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets Olefins & Co-products, polyethylene and polypropylene.

Table 3 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Operating income	$59	$202	$15	$673	$682
EBITDA	144	291	127	1,062	1,163

Three months ended December 31, 2019 versus three months ended September 30, 2019 - EBITDA decreased $147 million versus the third quarter 2019. Fourth quarter results increased by $25 million due to inventory valuation changes relative to the prior period. Olefins results decreased about $140 million versus the third quarter 2019. Ethylene margin decreased driven by higher feedstock costs and a lower propylene price. Combined polyolefins results decreased approximately $45 million due to a seasonal decline in margins and volumes. Polyolefin margins declined driven by spread decreases in polyethylene and polypropylene over monomer.

Three months ended December 31, 2019 versus three months ended December 31, 2018 - EBITDA increased $17 million versus the fourth quarter 2018. Fourth quarter 2019 results increased by $35 million due to inventory valuation changes relative to the prior period. The fourth quarter 2018 included a $36 million gain on the sale of our carbon black subsidiary in France. Compared with the prior period, olefins results were relatively unchanged. Volume increased driven by improved reliability with planned and unplanned maintenance impacting the fourth quarter 2018 and was offset by a decline in margin. Combined polyolefins results were relatively unchanged with a small decrease in polypropylene margin largely offset by an increase in polypropylene volume. Joint venture equity income increased approximately $10 million.

Full year ended December 31, 2019 versus full year ended December 31, 2018 - EBITDA decreased $101 million versus 2018. Full year 2019 results include the impact of approximately $55 million due to a decrease in the euro versus the U.S. dollar exchange rate relative to 2018 and increased by $35 million due to inventory valuation changes relative to the prior period. 2018 results include a $36 million gain on the sale of our carbon black subsidiary in France. Compared with the prior period, olefins results increased approximately $75 million due to improvement in volume and margin. Margin increased driven by declining feedstock costs that exceeded the decrease in ethylene price. Volume increased driven by improved reliability with planned and unplanned maintenance impacting the fourth quarter 2018. Combined polyolefins results decreased $65 million. Polyolefin margins declined driven by spread decreases in polyethylene and polypropylene over monomer. Polypropylene volume increased, partially offsetting the decline in polyolefin margins. Joint venture equity income decreased about $55 million primarily due to reduced polyolefin spreads.

Intermediates & Derivatives (I&D) - Our I&D segment produces and markets Propylene Oxide & Derivatives, Oxyfuels & Related Products and Intermediate Chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 4 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Operating income	$249	$314	$308	$1,249	$1,716
EBITDA	329	390	379	1,557	2,011

Three months ended December 31, 2019 versus three months ended September 30, 2019 - EBITDA decreased $61 million versus the third quarter 2019. Compared with the prior period, Propylene Oxide & Derivatives results decreased about $10 million driven by lower margins due to sales mix. Intermediate Chemicals results decreased approximately $50 million driven by margin declines for most products. Oxyfuels & Related Products results were relatively unchanged.

Three months ended December 31, 2019 versus three months ended December 31, 2018 - EBITDA decreased $50 million versus the fourth quarter 2018. Compared with the prior period, Propylene Oxide & Derivatives results decreased approximately $15 million with lower margins due to sales mix, partially offset by increased volumes. Intermediate Chemicals results decreased $165 million due to margin declines for all products and reduced volumes from planned maintenance activities. Oxyfuels & Related Products results increased more than $110 million driven by improved margins due to contract price improvements and low-cost butane. Volumes increased due to planned maintenance in the fourth quarter of 2018.

Full year ended December 31, 2019 versus full year ended December 31, 2018 - EBITDA decreased $454 million versus a record 2018. Compared with the prior period, Propylene Oxide & Derivatives results decreased approximately $95 million driven by lower volumes and lower margins due to sales mix. Intermediate Chemicals results decreased about $510 million due to margin declines in most businesses, primarily in styrene. Volumes decreased in all businesses driven by planned maintenance and unplanned downtime. Oxyfuels & Related Products increased approximately $165 million. Margins expanded due to contract price improvements and low-cost butane.

Advanced Polymer Solutions (APS) - Our Advanced Polymer Solutions segment produces and markets in two lines of business: Compounding & Solutions and Advanced Polymers. Compounding & Solutions includes polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders. Advanced Polymers consists of Catalloy and polybutene-1. Results for the segment incorporate the businesses acquired from A. Schulman beginning on August 21, 2018.

Table 5 - Advanced Polymer Solutions Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Operating income	$13	$67	$55	$290	$329
EBITDA	54	102	86	424	400

Three months ended December 31, 2019 versus three months ended September 30, 2019 - EBITDA decreased $48 million versus the third quarter 2019. Integration costs related to the acquisition of A. Schulman were $5 million lower in the fourth quarter 2019 versus the third quarter. Compared with the prior period, Compounding & Solutions results decreased approximately $35 million due to continued automotive market headwinds that impacted both volumes and margins. Advanced Polymers results decreased $20 million with decline in margin and lower volume due to seasonal construction demand.

Three months ended December 31, 2019 versus three months ended December 31, 2018 - EBITDA decreased $32 million versus the fourth quarter 2018. Fourth quarter 2019 results increased by $15 million due to inventory valuation changes relative to the prior period. Integration costs related to the acquisition were $18 million higher in the fourth quarter 2019 versus the fourth quarter 2018. Compared with the prior period, Compounding & Solutions results decreased $20 million. Volumes declined due to a soft automotive market. Advanced Polymers results decreased $10 million driven by lower volumes.

Full year ended December 31, 2019 versus full year ended December 31, 2018 - EBITDA increased $24 million versus 2018. Transaction and integration costs related to the acquisition and assigned to the segment were $47 million higher in 2019 versus 2018. Compared with the prior period, Compounding & Solutions results increased approximately $105 million driven by the addition of new product lines from the acquisition. Advanced Polymers results decreased about $40 million driven by a decrease in volumes due to lower automotive and industrial roofing demand.

Refining - Our Refining segment produces and markets gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 6 - Refining Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Operating income (loss)	$(19)	$(52)	$(139)	$(240)	$(28)
EBITDA	22	(6)	(84)	(65)	167

Three months ended December 31, 2019 versus three months ended September 30, 2019 - EBITDA increased $28 million versus the third quarter 2019. Margins improved due to an increase in the Maya 2-1-1 industry benchmark crack spread of $1.31 per barrel to $19.44 per barrel and relative strong prices for naphtha and coke. The Houston Refinery continued to run reliably with a small increase in crude throughput of 3,000 barrels per day to 267,000 barrels per day.

Three months ended December 31, 2019 versus three months ended December 31, 2018 - EBITDA increased $106 million versus the fourth quarter 2018. The Maya 2-1-1 crack spread increased significantly by $8.55 per barrel to $19.44 per barrel. Margin improvement from the Maya 2-1-1 crack spread was partially offset by higher prices of heavy sour crude oil purchased in the U.S. Gulf Coast market. The Houston Refinery operated at 267,000 barrels per day, 83,000 barrels per day more than the prior period due to the completion of planned maintenance in the second half of 2018.

Full year ended December 31, 2019 versus full year ended December 31, 2018 - EBITDA decreased $232 million versus 2018. Margins decreased due to limited availability of favorably-priced heavy sour crude oil in the U.S. Gulf Coast and a decrease in the Maya 2-1-1 crack spread of $2.27 per barrel to $17.58 per barrel. Crude throughput averaged 263,000 barrels per day, 32,000 barrels per day more than the prior period due to the completion of planned maintenance in the second half of 2018.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 7 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Operating income	$132	$73	$50	$374	$284
EBITDA	138	83	61	411	328

Three months ended December 31, 2019 versus three months ended September 30, 2019 - EBITDA increased $55 million versus the third quarter 2019 result driven by higher licensing revenue as significant licenses reached revenue recognition milestones.

Three months ended December 31, 2019 versus three months ended December 31, 2018 - EBITDA increased $77 million versus the fourth quarter 2018 result driven by higher licensing revenue.

Full year ended December 31, 2019 versus full year ended December 31, 2018 - EBITDA increased $83 million versus 2018. The increase was driven by higher licensing revenue.

Capital Spending and Cash Balances
Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $731 million during the fourth quarter 2019 and $2.7 billion for the full year 2019. Our cash and liquid investment balance was $1.1 billion at December 31, 2019. We repurchased 42.7 million ordinary shares during 2019. There were 333 million common shares outstanding as of December 31, 2019. The company paid dividends of $1.5 billion during 2019.

Reconciliations and Additional Information
Quantitative reconciliations of net income, the most comparable GAAP measure, to EBITDA are provided in Table 9 at the end of this release. Additional operating and financial information, including reconciliations of non-GAAP measures, may be found on our website at www.LyondellBasell.com/investorrelations.

CONFERENCE CALL
LyondellBasell will host a conference call January 31 at 11 a.m. EST. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Michael McMurray and Director of Investor Relations David Kinney.

The toll-free dial-in number in the U.S. is 800-475-8402. A complete listing of toll-free numbers by country is available at www.LyondellBasell.com/teleconference for international callers. The passcode for all numbers is 6934553.

The slides and webcast that accompany the call will be available at www.LyondellBasell.com/earnings.

A replay of the call will be available from 2:00 p.m. EST January 31 until March 2 at 11:59 p.m. EST. The replay dial-in numbers are 800-759-4057 (U.S.) and +1 402-998-0479 (international). The passcode for each is 1160.

ABOUT LYONDELLBASELL
LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road, and ensuring the safe and effective functionality in electronics and appliances. LyondellBasell sells products into more than 100 countries and is the world's largest producer of polypropylene compounds and the largest licensor of polyolefin technologies. In 2020, LyondellBasell was named to Fortune magazine's list of the "World's Most Admired Companies" for the third consecutive year.  More information about LyondellBasell can be found at www.LyondellBasell.com.

FORWARD-LOOKING STATEMENTS
The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; any proposed business combination, the expected timetable for completing any proposed transactions and the receipt of any required governmental approvals, future financial and operating results, benefits and synergies of any proposed transactions, future opportunities for the combined company; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2018, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity.

Additional operating and financial information, including reconciliations of non-GAAP measures to the most directly comparable GAAP measure, may be found in Table 9 at the end of this release and on our website at www.LyondellBasell.com/investorrelations.

OTHER FINANCIAL MEASURE PRESENTATION NOTES
This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.
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Source: LyondellBasell Industries

Media Contact: Michael Waldron +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 8 - Reconciliation of Segment Information to Consolidated Financial Information

	2018					2019
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$2,646	$2,542	$2,770	$2,450	$10,408	$2,111	$2,114	$2,137	$2,073	$8,435
Olefins & Polyolefins - EAI	2,960	2,900	2,643	2,335	10,838	2,535	2,505	2,309	2,155	9,504
Intermediates & Derivatives	2,343	2,584	2,509	2,152	9,588	1,894	2,062	2,046	1,832	7,834
Advanced Polymer Solutions	838	833	1,039	1,314	4,024	1,339	1,258	1,186	1,067	4,850
Refining	2,257	2,569	2,499	1,832	9,157	1,882	2,180	2,134	2,055	8,251
Technology	115	182	171	115	583	141	173	146	203	663
Other/Eliminations	(1,392)	(1,404)	(1,476)	(1,322)	(5,594)	(1,124)	(1,244)	(1,236)	(1,206)	(4,810)
Continuing Operations	$9,767	$10,206	$10,155	$8,876	$39,004	$8,778	$9,048	$8,722	$8,179	$34,727

Operating income (loss):
Olefins & Polyolefins - Americas	$629	$543	$572	$507	$2,251	$384	$504	$524	$365	$1,777
Olefins & Polyolefins - EAI	281	245	141	15	682	186	226	202	59	673
Intermediates & Derivatives	408	569	431	308	1,716	314	372	314	249	1,249
Advanced Polymer Solutions	114	112	48	55	329	119	91	67	13	290
Refining	15	58	38	(139)	(28)	(59)	(110)	(52)	(19)	(240)
Technology	46	100	88	50	284	73	96	73	132	374
Other	1	(1)	(1)	(2)	(3)	—	(2)	(4)	(1)	(7)
Continuing Operations	$1,494	$1,626	$1,317	$794	$5,231	$1,017	$1,177	$1,124	$798	$4,116

Depreciation and amortization:
Olefins & Polyolefins - Americas	$106	$109	$111	$116	$442	$115	$117	$118	$120	$470
Olefins & Polyolefins - EAI	56	52	50	50	208	53	52	51	52	208
Intermediates & Derivatives	73	72	71	71	287	72	74	75	74	295
Advanced Polymer Solutions	8	9	22	30	69	29	30	32	42	133
Refining	46	46	45	55	192	43	44	41	41	169
Technology	10	12	10	11	43	10	11	10	6	37
Continuing Operations	$299	$300	$309	$333	$1,241	$322	$328	$327	$335	$1,312

EBITDA:(a)
Olefins & Polyolefins - Americas	$756	$671	$704	$631	$2,762	$516	$635	$653	$498	$2,302
Olefins & Polyolefins - EAI	419	355	262	127	1,163	296	331	291	144	1,062
Intermediates & Derivatives	486	642	504	379	2,011	390	448	390	329	1,557
Advanced Polymer Solutions	123	121	70	86	400	148	120	102	54	424
Refining	63	104	84	(84)	167	(15)	(66)	(6)	22	(65)
Technology	56	113	98	61	328	83	107	83	138	411
Other	10	4	10	12	36	10	4	—	(13)	1
Continuing Operations	$1,913	$2,010	$1,732	$1,212	$6,867	$1,428	$1,579	$1,513	$1,172	$5,692

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$242	$311	$247	$279	$1,079	$276	$257	$295	$271	$1,099
Olefins & Polyolefins - EAI	58	40	58	92	248	64	39	45	65	213
Intermediates & Derivatives	68	80	100	161	409	179	238	317	330	1,064
Advanced Polymer Solutions	15	10	16	21	62	16	11	14	18	59
Refining	36	45	47	122	250	43	53	41	12	149
Technology	8	9	12	19	48	17	17	26	34	94
Other	2	1	2	4	9	4	7	4	1	16
Continuing Operations	$429	$496	$482	$698	$2,105	$599	$622	$742	$731	$2,694
(a) See Table 9 for the reconciliation of net income to EBITDA.

Table 9 - Reconciliation of Net Income to EBITDA
	2018					2019
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Net income (a)(b)	$1,231	$1,654	$1,113	$692	$4,690	$817	$1,003	$965	$612	$3,397
Loss from discontinued operations, net of tax	—	1	2	5	8	—	3	4	—	7
Income from continuing operations(a)(b)	1,231	1,655	1,115	697	4,698	817	1,006	969	612	3,404
Provision for (benefit from) income taxes(b)	303	(21)	232	99	613	203	169	136	140	648
Depreciation and amortization	299	300	309	333	1,241	322	328	327	335	1,312
Interest expense, net	80	76	76	83	315	86	76	81	85	328
EBITDA(c)	$1,913	$2,010	$1,732	$1,212	$6,867	$1,428	$1,579	$1,513	$1,172	$5,692

(a) In the third quarter of 2018, fourth quarter of 2018, first quarter of 2019, second quarter of 2019, third quarter of 2019 and fourth quarter of 2019 are after-tax charges of $42 million, $15 million, $12 million, $15 million, $33 million and $29 million, respectively, for acquisition-related transaction and integration costs associated with our acquisition of A. Schulman.

(b) The second quarter of 2018 and third quarter of 2019 includes a non-cash benefit of $346 million and $85 million, respectively, from the previously unrecognized tax benefits and release of associated accrued interest.

(c) EBITDA, for the third quarter of 2018, fourth quarter of 2018, first quarter of 2019, second quarter of 2019, third quarter of 2019 and fourth quarter of 2019 include pre-tax charges of $53 million, $20 million, $16 million, $19 million, $43 million and $38 million, respectively, for acquisition-related transaction and integration costs associated with our acquisition of A. Schulman.